EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2016 RESULTS

NASHVILLE, Tenn. (April 25, 2016)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce, patient experience, and provider solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2016.

Revenues of $54.1 million in the first quarter of 2016, up 15% from $47.2 million in the first quarter of 2015
Operating income of $2.5 million in the first quarter of 2016, down 48% from $4.8 million in the first quarter of 2015
Net income of $1.5 million in the first quarter of 2016, down 45% from $2.7 million in the first quarter of 2015, and earnings per share (EPS) of $0.05 per share (diluted) in the first quarter of 2016, compared to $0.10 per share (diluted) in the first quarter of 2015
Adjusted EBITDA1 of $8.1 million in the first quarter of 2016, down 4% from $8.4 million in the first quarter of 2015

Financial Results:
First Quarter 2016 Compared to First Quarter 2015
Revenues for the first quarter of 2016 increased by $6.9 million, or 15 percent, to $54.1 million, compared to $47.2 million for the first quarter of 2015.

Revenues from our HealthStream Workforce Solutions segment increased by $3.7 million, or 10 percent, when compared to the first quarter of 2015. Revenues from our subscription-based solutions increased by approximately $3.5 million, or 10 percent, over the prior year first quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues from ICD-10-readiness training products were approximately $3.9 million in the first quarter of 2016, compared to $7.1 million in the prior year first quarter.

Revenues from our HealthStream Patient Experience Solutions segment approximated $8.0 million for both the first quarter of 2016 and 2015. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $252,000, or four percent, when compared to the first quarter of 2015. Revenues from other products, including surveys conducted on annual or bi-annual cycles and consulting/coaching services, collectively decreased by $274,000, or 20 percent, when compared to the first quarter of 2015 due to fewer engagements.

1 — Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe Adjusted EBITDA provides useful information to investors is included later in this release.

Revenues from our HealthStream Provider Solutions segment increased by $3.2 million when compared to the first quarter of 2015. Revenues from the HealthLine Systems (HLS) acquisition, which was consummated on March 16, 2015, accounted for a majority of the increase in revenues during the first quarter of 2016.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the first quarter of 2016, HealthStream reported a $955,000 reduction to GAAP revenues and corresponding reductions of $955,000 to operating income and $572,000 to net income as a result of the deferred revenue write-down for the HLS acquisition. During the first quarter of 2015, HealthStream reported a $578,000 reduction to GAAP revenues and corresponding reductions of $578,000 to operating income and $328,000 to net income as a result of deferred revenue write-downs. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income was $2.5 million for the first quarter of 2016 compared to $4.8 million for the first quarter of 2015. The increases in revenue in the first quarter of 2016 were more than offset by increased operating expenses associated with personnel additions, higher royalties, product development, depreciation and amortization, marketing, and other general expenses. In addition, reductions in revenue associated with ICD-10 readiness training products also contributed to the reduction in operating income.

Net income was $1.5 million in the first quarter of 2016 compared to $2.7 million in the first quarter of 2015. Earnings per share were $0.05 per share (diluted) for the first quarter of 2016, compared to $0.10 per share (diluted) for the first quarter of 2015.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) decreased by four percent to $8.1 million for the first quarter of 2016, compared to $8.4 million for the first quarter of 2015. The decrease in adjusted EBITDA results from the lower contribution of ICD-10 readiness products and financial platform implementation expenses, partially offset by increases related to the HealthLine Systems acquisition.

At March 31, 2016, the Company had cash and marketable securities of $150.5 million. Capital expenditures incurred during the first quarter of 2016 were $3.3 million.

Other Business Updates
At March 31, 2016, we had approximately 4,333,000 total subscribers implemented to use and 4,459,000 total subscribers contracted to use our subscription-based solutions. The net number of implemented subscribers at the end of the first quarter includes a reduction of approximately 200,000 subscribers that were solely using our ICD-10 readiness product. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber for Workforce Solutions
We view the metric, “Annualized Revenue per Implemented Subscriber for our Workforce Solutions” (“Workforce ARIS”), as one of several measures of our progress in growing the value of our customer base. Workforce ARIS represents the quarter’s revenue from our subscription-based solutions, annualized, then divided by the quarter’s average total number of implemented subscribers. Our subscription-based solutions include subscriptions to our platform applications, plus courseware/content subscriptions.

For the first quarter of 2016, HealthStream’s Workforce ARIS was $36.27, compared to last year’s first quarter of $34.63, and decreased by $0.69 per implemented subscriber over the fourth quarter of 2015. Subscription-based revenues increased 10 percent compared to last year’s first quarter while implemented subscribers increased eight percent over the same period last year.

Financial Outlook for 2016
For 2016, we anticipate that consolidated revenues will grow 8 to 12 percent as compared to 2015. We anticipate that revenue growth in our Workforce Solutions segment will be in the two to six percent range and approximately eight to 12 percent in our Patient Experience Solutions segment. We anticipate our Provider Solutions segment’s revenue to grow 80 to 84 percent as compared to 2015.

Revenues from ICD-10 readiness training, which were approximately $26.8 million in 2015, are expected to decline by approximately $19 million to $20 million in 2016 and are reflected in the above guidance range for Workforce Solutions.

We anticipate operating income for 2016 to increase between 10 and 14 percent as compared to 2015.

We anticipate that capital expenditures will be between $14 million and $16 million during 2016. We expect the annual effective income tax rate to range between 39 percent and 41 percent for 2016.

The aforementioned guidance does not include the impact from any acquisitions that we may complete during 2016.

Chief Executive Officer Robert A. Frist, Jr. commented, “Our overall subscription-based revenues increased 10 percent over prior year quarter—even as we experienced the anticipated drop-off in ICD-10 readiness subscribers. This is an exciting year of innovation for our solutions at HealthStream. The migration of our mobile, responsive-design platform, the HealthStream Experience, is nearing completion with 4.3 million subscribers. Our platform capabilities are also expanding in important ways, starting with our recently launched Spanish interface for students.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Tuesday, April 26, 2016, at 9:00 a.m. (EDT). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #90383999) for U.S. and Canadian callers and 404-537-3406 (conference ID #90383999) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. We believe that adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

In recent years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, following the completion of any such acquisition, the Company may record a write-down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.

In connection therewith, this release presents below non-GAAP revenues, non-GAAP operating income, and non-GAAP net income, which in each such case reflects the corresponding GAAP figures adjusted to exclude the impact of the deferred revenue write-down associated with fair value accounting for acquired businesses as referenced above. Management believes that the presentation of these non-GAAP financial measures assists investors in understanding the Company’s performance between periods excluding the impact of this deferred revenue write-down and provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one to two year period following the completion of any particular acquisition, so our GAAP revenues for this one to two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.5 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland; Brentwood, Tennessee; Pensacola, Florida; Jericho, New York; Boulder; Colorado; and San Diego, California. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Revenues	$54,078	$47,156
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	22,900	20,193
Product development	7,018	4,646
Sales and marketing	8,557	7,347
Other general and administrative	7,976	6,927
Depreciation and amortization	5,140	3,253

Total operating expenses	51,591	42,366
Operating income	2,487	4,790
Other income, net	18	9

Income before income taxes	2,505	4,799
Income tax provision	1,004	2,077

Net income	$1,501	$2,722

Net income per share:
Net income per share, basic	$0.05	$0.10

Net income per share, diluted	$0.05	$0.10

Weighted average shares outstanding:
Basic	31,666	27,703

Diluted	31,970	28,068

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2016	2015(1)
ASSETS
Current assets:
Cash and cash equivalents	$82,793	$82,010
Marketable securities	67,690	66,976
Accounts and unbilled receivables, net	33,805	38,346
Prepaid and other current assets	21,434	22,205

Total current assets	205,722	209,537
Capitalized software development, net	14,074	13,955
Property and equipment, net	12,170	12,471
Goodwill and intangible assets, net	139,619	139,039
Other assets	4,208	4,567

Total assets	$375,793	$379,569

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$21,596	$23,980
Deferred revenue	62,038	65,098

Total current liabilities	83,634	89,078
Deferred tax liabilities, non-current	4,763	4,763
Deferred revenue, noncurrent	4,192	4,350
Other long-term liabilities	1,060	1,058

Total liabilities	93,649	99,249
Shareholders’ equity:
Common stock	279,066	278,799
Comprehensive loss	(14)	(70)
Retained earnings	3,092	1,591

Total shareholders’ equity	282,144	280,320

Total liabilities and shareholders’ equity	$375,793	$379,569

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2015.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	March 31,	March 31,
	2016	2015
Operating activities:
Net income	$1,501	$2,722
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,140	3,253
Share-based compensation	500	409
Provision for doubtful accounts	90	7
Loss on equity method investments	43	3
Other	339	225
Changes in assets and liabilities:
Accounts and unbilled receivables	4,451	1,049
Prepaid and other assets	76	(1,944)
Accounts payable, accrued and other liabilities	(3,210)	(3,598)
Deferred revenue	(3,218)	6,881

Net cash provided by operating activities	5,712	9,007

Investing activities:
Business combinations, net of cash acquired	—	(88,075)
Proceeds from sale of long-lived assets	975	—
Changes in marketable securities	(996)	9,158
Investments in non-marketable equity investments	—	(1,000)
Purchases of property and equipment	(2,685)	(2,313)
Payments associated with capitalized software development	(1,990)	(2,023)

Net cash used in investing activities	(4,696)	(84,253)

Financing activities:
Borrowings under revolving credit facility	—	28,000
Proceeds from exercise of stock options	55	247
Taxes paid related to net settlement of equity awards	(288)	(213)
Payment of earn-outs related to acquisitions	—	(19)

Net cash (used in) provided by financing activities	(233)	28,015

Net increase (decrease) in cash and cash equivalents	783	(47,231)
Cash and cash equivalents at beginning of period	82,010	81,995

Cash and cash equivalents at end of period	$82,793	$34,764

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands)

	Three Months Ended
	March 31,
	2016	2015
GAAP net income	$1,501	$2,722
Interest income	(98)	(55)
Interest expense	25	43
Income tax provision	1,004	2,077
Share-based compensation expense	500	409
Depreciation and amortization	5,140	3,253

Adjusted EBITDA	$8,072	$8,449

GAAP revenues	$54,078	$47,156
Add: deferred revenue write-down	955	578

Non-GAAP revenues	$55,033	$47,734

GAAP operating income	$2,487	$4,790
Add: deferred revenue write-down	955	578

Non-GAAP operating income	$3,442	$5,368

GAAP net income	$1,501	$2,722
Add: deferred revenue write-down, net of tax	572	328

Non-GAAP net income	$2,073	$3,050

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2016 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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